Exhibit 10.12

AGREEMENT FOR GUARANTEE MAXIMUM PRICE

CONSTRUCTION SERVICES

CHANGE ORDER

20 July 2005

Project: Wynn Las Vegas “Contractor”: MARNELL CORRAO ASSOCIATES, INC. 222 Via Marnell Way Las Vegas, Nevada 89119	Change Order No.: 10 “Owner”: WYNN LAS VEGAS, LLC 3131 Las Vegas Boulevard So. Las Vegas, Nevada 89109

That certain Agreement for Guaranteed Maximum Price Construction Services between Owner and Contractor for Wynn Las Vegas fka Le Rêve dated as of June 4, 2002 (“Contract”) is hereby modified as follows:

1.	DEFINITIONS.

Initial capitalized terms not otherwise defined in this Change Order shall have the meanings attributed to such terms in the Contract.

2.	SCOPE OF WORK/CLAIMS

Substantial Completion of the Work in its entirety and the Project was achieved on June 24, 2005. Completion of the entire Project and Work (“Completion” as used herein shall mean all of the requirements and deliveries under Section 12.2 of the Contract relating to Final Completion have been satisfied, except for those requirements and deliveries in the following subsections: 12.2.1 - a, b, d (d only from the standpoint that it is a general representation), 12.2.1.2, 12.2.1.3, 12.2.1.4, 12.2.1.7, 12.2.1.9, 12.2.1.8, 12.2.1.14 and 12.2.1.17) is scheduled for September 26, 2005. The only Work remaining to be completed from and after the date of this Change Order, relates to the Showroom with a remaining balance to be billed of $5,569,549, punch list items and correction of any defective or noncomplying Work.

Owner has previously issued to Contractor several Drawing revisions, Construction Change Directives, and Notices of Clarification (“NOC”) relating to the Project and scope of the Work. Contractor has submitted to Owner various Claims and/or Change Proposals and other requests, directly and indirectly through Contractor’s Anticipated Cost Report and other writings, relating to Changes, and requesting an increase in the Guaranteed Maximum Price (“GMP”) in the total amount of $76,916,616 (“Claim Amount”) for all such Changes and other Claims (including overtime). Owner disputes the Claims and Claim Amount, and alleges that, pursuant to the Contract, Contractor’s Claims have not been timely presented, and therefore are waived and released and Contractor is estopped from making any such Claims, and that Contractor is responsible for any and all increased costs for all such Changes and is not entitled to any increase in the GMP. Contractor, on the other hand, alleges that Contractor’s Claims have been timely presented and that Contractor believes it is entitled to all such Changes and a corresponding increase in the GMP.

Owner and Contractor have discussed the Changes, Claims and Claim Amount, and, subject to the terms of this Change Order, have mutually agreed to settle the Changes, Claims and Claim Amount by increasing the GMP by the one time total amount of $50,000,000.00 (“Agreed Change Amount”), in full and complete satisfaction of any and all claims of any kind in any way relating to the Site, Project, Work and/or Contract, including, but not limited to, any and all Claims by Contractor, all as more fully set forth below.

3.	INCREASE TO GUARANTEED MAXIMUM PRICE.

The GMP set forth in Section 3.1 of the Contract is by this Change Order hereby increased from $1,083,479,322 to $1,133,479,322, as described in Paragraph 2 above. From and after the date of this Change Order, any and all references in the Contract Documents to the “Guaranteed Maximum Price” shall mean the amount of $1,133,479,322.

Contractor agrees and accepts that the Agreed Change Amount constitutes the full and complete satisfaction of all amounts claimed and which could be claimed by Contractor for any and all Work, materials, services and/or construction performed or supplied by, on behalf of, through, or under the supervision of Contractor with regard to the Work, Contract, Site and/or Project through the date of this Change Order, including, without limitation, the Claim Amount and all Changes, whether asserted or unasserted, and is inclusive of any and all direct, indirect, consequential costs, damages or losses based upon any theory of recovery; including, but not limited to, as provided in Section 18.8.2 of the Contract: actual damages, all time-related costs, total costs, modified total costs, Eichleay formula or other equitable adjustment theories, full compensation for general conditions, extended site supervision and administration, all field, site, branch and/or home office overheads, all general and administrative costs, and any other similar direct, indirect and/or time-related costs howsoever derived or formulated.

As a condition precedent to payment, in whole or in part, of the Agreed Change Amount to Contractor, Contractor shall execute and deliver, or cause to be executed and delivered, to Owner, without any reservations or conditions or pending items, (i) duly executed and acknowledged Unconditional Final Lien Waivers (in the form as required in the Contract) from Contractor and each and every Subcontractor and Vendor that provided services or materials with regard to the Work on the Site and/or the Project, and all other persons that could claim lien rights against the Project, the Site or Owner or any predecessor or successor of Owner or any of Owner’s Lenders, for, through, by or on behalf of Contractor (collectively, “Lien Holders”), for all Work on the Project and/or Site through and including the date of this Change Order and for which Contractor has previously submitted an Application for Progress Payment and Contractor has received payment from or on behalf of Owner (“Final Lien Waivers”), (ii) duly executed and acknowledged Conditional Lien Waivers (in the form as required in the Contract) from each and every Lien Holder for all Work on the Project and/or Site through and including the date of this Change Order and shall include any and all Work that was the subject of any Claim (“Conditional Lien Waivers”), and (iii) all such other documents and Certificates as required under the Contract for an Application for Progress Payment with regard to such Work (“Application Certificates”). Owner shall make partial payments of the Agreed Change Amount only to the extent Owner receives the foregoing items in clauses (i), (ii) and (iii) hereof. Contractor agrees to deliver to Owner, not later than September 26, 2005, all required Final Lien Waivers, Conditional Lien Waivers and Application Certificates as defined and described above in this Paragraph, final subcontractor change orders, final OCIP audits and executed Contractor’s Completion Certificate (in the form as required in the Disbursement Agreement). Owner reserves the right, as provided in Section 5.5 of the Contract, to make payment of some or all of the Agreed Change Amount by use of joint checks, and as to those portions of the Agreed Change Amount for which Owner uses joint checks, concurrent with delivery of the joint check by Owner to Contractor and/or the other joint payee Lien Holder, Contractor and such joint payee Lien Holder shall deliver to Owner a duly executed and acknowledged Final Lien Waiver instead of a Conditional Lien Waiver with regard to the amount of Work covered by such payment. Subject to Owner making timely payments under this Change Order and/or the Contract (if applicable) as and when such payments become due thereunder, Contractor shall and hereby agrees to indemnify Owner against and be fully responsible for any and all liens against the Project and relating to the Work, as set forth in and pursuant to the Contract, including, but not limited to, Sections 7.19 and 12.2.1.12 of the Contract.

4.	RELEASES.

In consideration of Owner’s entering into this Change Order and the increase in the GMP, of the Agreed Change Amount as provided in this Change Order, and as a condition precedent to such increase, effective as of the date of this Change Order, Contractor, on behalf of itself and its successors, assigns, officers, members, managers and affiliates (each a “Contractor Party”), hereby fully and forever unconditionally releases and discharges Owner and its successors and assigns, officers, members, managers, affiliates, agents, representatives, past and present, from, and hereby fully and completely waives, any and all claims (including, but not limited to, any Claims, any Claim Amount, any Changes (whether implemented or not implemented), any increase in the GMP and/or Contractor’s Fee, and/or any adjustment to the Contract Time), wages, compensation, overtime, reimbursement, demands, rights, liens, actions, lawsuits, causes of action, early completion bonus, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of any kind or nature, under the Contract, or in law, equity or otherwise, known and unknown, asserted and unasserted, foreseen and unforeseen, fixed or contingent, suspected or unsuspected, whether or not concealed or hidden, which exists or may exist as of the date of this Change Order or is held, or heretofore owned or may be held by Contractor and/or any Contractor Party, arising out of or in any way related to the Work, Contract, Project and/or the Site, including but not limited to, any and all Changes, Claims, Disputes, Change Orders, NOC’s, Drawing revisions, Change Proposals, Construction Change Directives, and/or any materials, labor and/or services supplied or performed by, through or on behalf of Contractor from the beginning of time and through the date of this Change Order, and without any reservation by Contractor or any Contractor Party of any rights or claims of any kind whatsoever, or any other matter, for future consideration. Contractor hereby agrees, represents and warrants that this Change Order fully and finally resolves all outstanding Claims, Change Proposals and Changes, and there are no pending scope or other Changes or Change Proposals or Claims of any kind, including, but not limited to implemented or not implemented, that relate to the period prior to the date of this Change Order that survive this Change Order and the release contained herein.

Contractor hereby agrees, represents and warrants that the matters released in this Change Order are not limited to matters which are known or disclosed, and Contractor may discover facts different from or in addition to those that it now knows or believes to be true with respect to the matters released in this Change Order. Nonetheless, Contractor agrees that the releases and waivers in this Change Order shall be and remain in full force and effect in all respects, notwithstanding such different or additional facts. Contractor’s releases and waivers in this Change Order shall be and remain in effect as a full and complete release of all such matters, notwithstanding the discovery by Contractor of the existence of any additional or different claims or facts. Contractor hereby waives with respect to the matters released in this Change Order any and all rights and benefits which it now has, or in the future may have conferred upon it, by virtue of the provisions of federal, state or local law, rules or regulations, including, without limitation, any provision of applicable law which provides that a general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor. Contractor has been advised by counsel to its satisfaction as to the effect of this waiver.

In consideration of Contractor’s entering into this Change Order, and subject to Paragraph 7 below and the provisions of the Contract (including, but not limited, Sections 5.8.7 and 5.12 thereof) and Contractor’s performance of its obligations and covenants under this Change Order, and effective as of the date of receipt by Owner of the Final Lien Waivers, Conditional Lien Waivers and Application Certificates as provided in this Change Order, Owner hereby fully and forever unconditionally releases and discharges Contractor and its successors and assigns, officers, members, managers, affiliates, agents, representatives, past and present, from, and hereby fully and completely waives, any and all claims (including, but not limited to, any Claims, and/or any adjustment to the Contract Time), compensation, reimbursement, demands, rights, liens, actions, lawsuits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, Back Charges due to Project schedule delays and compression solely as a result of and relating to the Work

(“Back Charges” as used herein shall mean costs for work performed or costs incurred by Owner that should have been or allegedly should have been performed or incurred by Contractor under the Contract), orders and liabilities of any kind or nature, under the Contract, or in law, equity or otherwise, which exists or may exist as of the date of this Change Order or is held, or heretofore owned or may be held by Owner, and which is actually known to Owner, but solely and only to the extent arising out of or related to the request by Contractor for an increase in the GMP for the Claimed Amount and not relating to any defective or noncomplying Work, whether or not such Work is a part of the Claimed Amount. Owner acknowledges that as of the date of this Change Order, and subject to Contractor’s performance of its obligations and covenants under this Change Order and the Contract, Owner is not actually aware of any Claims or any other Back Charges held by Owner against Contractor under the Contract or at law or in equity (other than as to defective or noncomplying work as to which Owner has already provided notice thereof to Contractor).

5.	RETAINAGE.

As of the date of this Change Order, Owner is holding as Retainage, the total amount of $58,285,725 (“Retainage Amount”). The Retainage Amount plus any additional Retainage (as defined in Section 5.6 of the Contract) shall be held and may be used and/or applied by Owner as provided in the Contract. The preceding notwithstanding, nothing in this Change Order shall be construed as a release or waiver by either party of any of their respective rights in and to the Retainage Amount and any Retainage under the Contract.

6.	PROJECT SCHEDULE.

Contractor agrees that it shall achieve Completion of the Project and Work not later than September 26, 2005, and Contractor represents, warrants and agrees that it is not aware of any facts, circumstances or events which would or might cause Completion to be delayed beyond September 26, 2005 or cause the cost of the remaining Work for which Owner would be responsible under the Contract to exceed the current Guaranteed Maximum Price.

7.	MISCELLANEOUS.

In no event, and notwithstanding any provision or term hereof, shall this Change Order or any term, provision, condition or release herein contained, in any way be or be construed to be a limitation on, or waiver or release of, any liability, responsibility or obligation of Contractor (or any party that provided any services or materials to the Site or Project for, through, under the supervision of or on behalf of Contractor), directly or indirectly relating in any way to or arising out of or under the Contract and or any of the materials, services and/or Work performed by, through, or on behalf of Contractor on the Site and/or Project. Further, nothing in this Change Order shall in any way impair, limit, modify, waive, release, or reduce Owner’s rights, including, but not limited to, warranty, audit and/or setoff rights, under the Contract or any terms or conditions therein.

Except to the extent expressly set forth in this Change Order, nothing in this Change Order shall in any way impair, limit, modify, waive, release, or reduce Contractor’s rights under the Contract or any terms or conditions therein including, without limitations, its rights to enforce or assert its rights under the Contract in defense of any Claim asserted by Owner against Contractor after the effective date of this Change Order.

Contractor warrants and represents to Owner that it has not assigned, granted or transferred in anyway to any other persons, entity, firm or corporation, in any manner, including by subrogation, any of the matters or claims released by this Change Order.

This Change Order is effective as of July 20, 2005. The invalidity of any of the provisions, or any portion thereof, of this Change Order, shall not affect the remaining provisions or remaining portion thereof, and the remainder shall be construed as if such invalid provision or portion thereof had not been included in this Change Order.

OWNER:				CONTRACTOR:

WYNN LAS VEGAS, LLC, a Nevada limited liability company,				MARNELL CORRAO ASSOCIATES, INC., a Nevada corporation

By:	WYNN RESORTS HOLDINGS			By:	/s/ ANTHONY A. MARNELL II
	its told member			Name: Anthony A. Marnell II
Title: Chairman and Chief Executive Officer
	By:	WYNN RESORTS, LIMITED its sole member

		By:	/s/ STEPHEN A. WYNN
Name: Stephen A. Wynn Title: Chief Executive Officer
ARCHITECT:

BUTLER/ASHWORTH ARCHITECTS, LLC, a Nevada limited liability company

				By:	/s/ DERUYTER O. BUTLER
Name: DeRuyter O. Butler Title: President